Exhibit 10.17

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made as of this 23rd day of February, 2018, by ULTRA PETROLEUM CORP., a Yukon corporation (the “Company”), and Michael D. Watford (the “Executive”).

WHEREAS, the Executive serves as the Chairman of the Board of Directors of the Company (the “Board”), President and Chief Executive Officer of the Company, a member of the board of directors of applicable direct and indirect wholly-owned subsidiaries of the Company (collectively, the “Subsidiaries”), and President of applicable Subsidiaries;

WHEREAS, the Executive and the Company are signatories to an employment agreement effective November 6, 2017 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed to terminate their employment relationship under the terms and conditions set forth exclusively in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, the Executive and the Company agree as follows:

1.Cessation of Employment Relationship.

(a)The Executive’s employment with the Company and its affiliates will cease, and the Executive will cease to serve as Chief Executive Officer and as an officer of the Company, effective as of the close of business on February 28, 2018 (“Termination Date”).  Except as expressly provided in Section 2 of this Agreement, the Termination Date will be the termination date of Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company.  The terms and conditions of the Employment Agreement will continue to apply until the Termination Date.

(b)Pursuant to Section 5(c)(iv) of the Employment Agreement, Executive’s termination of employment on the Termination Date will constitute an automatic resignation of Executive, as of the Termination Date, from all positions he then holds as an employee, officer, director, manager or other service provider to the Company and each Subsidiary, including, for the avoidance of doubt, Executive’s service on the Board.

2.Compensation.

(a)Severance.  Subject to Section 2(d) herein, the termination of Executive’s employment on the Termination Date in accordance with Section 1 of this Agreement will constitute a “termination without Cause” (as defined in the Employment Agreement), and, in full satisfaction of the Company’s obligations under Sections 4 and 5 of the Employment Agreement,  Executive will be entitled to the severance payments and benefits specified in the Employment Agreement, consisting of (i) payment of Executive’s base salary through the Termination Date, (ii) payment of any unreimbursed Business Expenses (as defined in the Employment Agreement), including any automobile expenses covered by Section 4(d)(ii) of the Employment Agreement, incurred and paid by Executive up to and including the Termination Date, (iii) payment of any other vested compensation or benefits payable to Executive based on the express terms of the Company’s compensation or benefit plans or programs and Executive’s participation therein (clauses (i), (ii), and (iii) herein collectively the “Accrued Amounts”, with such amounts or benefits paid or provided in accordance with Section 5(a)(x) of the Employment Agreement), (iv) cash severance paid in lump sum within thirty (30) days following the Termination Date in the amount of $3,762,950.41, which is equal to the sum of: (x) one hundred percent (100%) of Executive’s base salary accrued and paid during the 24 months immediately preceding the Termination Date and (y) fifty percent (50%) of the aggregate cash incentive compensation paid to Executive in U.S. dollars, with respect to the 2016 and 2017 calendar years (the “Severance Payment”), (v) subject in all respects to Section 4(d)(iii) (provided any such modification is generally applicable to similarly-situated executives of the Company) and Section 13(f) of the Employment Agreement (except with respect to directors and officers liability insurance which shall be provided in all events), the Company shall make available to Executive, at the Company’s cost and expense, continued participation in the Company’s life insurance, disability insurance, directors and officers liability insurance, health and accident plans (including medical, dental and vision plans) and any other welfare, fringe or employee benefit plans Executive was participating in immediately prior to the Termination Date (collectively, the “Welfare Benefits”) for a period beginning on the Termination Date and continuing for at least 24 months or, if earlier occurring, such time as Executive obtains other employment that provides Executive with benefits at least as favorable to Executive as the Welfare Benefits.  Notwithstanding anything to the contrary set forth in this Section 2(a), any portion of the Severance Payment or Welfare Benefits that is considered nonqualified deferred compensation under Code Section 409A on the Termination Date shall not be made or provided until the date which is the earlier of (A) Monday, September 3rd, 2018, and (B) the date of the Executive’s death, to the extent required under Code Section 409A, following which date, all payments and benefits so delayed shall be paid or reimbursed to the Executive (or upon his death, to his estate) in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b)Equity Acceleration.  Subject to Section 2(d) herein, upon the Release Effective Date,  all outstanding and unvested awards granted pursuant to that certain Restricted Stock Unit Agreement by and between Executive and the Company dated April 12, 2017 pursuant to the Ultra Petroleum 2017 Stock Incentive Plan (the “Emergence Agreement”) held by Executive as of the Termination Date (i.e., 1,226,102 shares) will automatically, and without any action on the part of the Executive, become vested and delivered to Executive (the “Equity Acceleration”). Company agrees that such shares will be delivered net of the shares withheld to pay the withholding taxes due upon delivery of such shares.  Executive and the Company acknowledge and agree that as of the Termination Date, Executive  has no outstanding  Equity Incentives other than those set forth in the Emergence Agreement.  Notwithstanding anything to the contrary set forth in this Section 2(b), if the delivery of any portion of the Equity Acceleration is considered nonqualified deferred compensation under Code Section 409A on the Termination Date, delivery of shares of common stock pursuant to such portion of the Equity Acceleration shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the Termination Date, and

(B) the date of the Executive’s death, to the extent required under Code Section 409A; provided the number of shares shall be equitably adjusted to take into account any stock splits or similar corporate transactions.  The Company acknowledges that following the Termination Date, there are no Company-imposed restrictions on Executive’s ability to transfer or sell any stock he owns (or will own upon delivery of the shares in accordance with this Section 2(b)) in the Company.

(c)Title Transfer.  No later than thirty (30) days following the Termination Date, the Company will transfer to Executive the title ownership of the Automobile (as defined in the Employment Agreement), free and clear of any liens or encumbrances thereon.

(d)Release Requirement.  Pursuant to Section 5(e) of the Employment Agreement, in order to be entitled to receive the Severance Payment, Welfare Benefits and Equity Acceleration, the Executive must execute and return to the Company the general waiver and release attached hereto as Exhibit A no earlier than the day following the Termination Date and no later than the twenty-first (21st) day following the Termination Date and Executive must not revoke the release during the period of time the release is subject to revocation as provided therein (the date on which the release becomes effective and is no longer subject to revocation, the “Release Effective Date”).  Upon the Release Effective Date, the Company agrees to promptly execute Executive’s executed and irrevocable waiver and release in the form attached hereto as Exhibit A and return an executed version to Executive.

(e)No Other Compensation or Benefits.  Executive acknowledges that, except as expressly provided in this Agreement or as otherwise required by applicable law, Executive will not receive any additional compensation, severance or other benefits as an employee of any kind following the Termination Date; provided that nothing herein shall affect any rights Executive has to be indemnified for third party claims or to be covered under any applicable directors’ and officers’ insurance policies, including any tail directors’ and officers’ liability insurance policies he was covered pursuant to immediately prior to the Termination Date.

3.Restrictive Covenants; Survival.  Executive hereby (a) reaffirms the rights and obligations contained within Section 7 (Confidential Information), Section 8 (Inventions), Section 9 (Cooperation and Assistance), Section 11 (Non-Solicitation) and Section 12 (Non-Disparagement), in each case, of the Employment Agreement (collectively, the “Continuing Obligations”), (b) understands, acknowledges and agrees that the Continuing Obligations will survive Executive’s termination of employment with the Company and remain in full force and effect in accordance with all of the terms and conditions thereof, and (c) represents and warrants that Executive has not violated any of the Continuing Obligations as of the date hereof.  The Company confirms that other than the Continuing Obligations there are no Company-imposed restrictions on Executive’s activities following the Termination Date.

4.Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply), and any dispute in relation to this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts located in Harris

County, Texas. Executive and the Company irrevocably waive any objections which Executive or the Company may have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or Executive’s engagement by, or provision of services to, any Company affiliate in any court in the State of Texas, and shall further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.  Executive and the Company shall waive any right Executive or the Company may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or Executive’s engagement by, or provision of services to, any Company affiliate.  The Company agrees that Section 13(e)(iii) of the Employment Agreement shall continue to apply in accordance with its terms.

5.Tax Matters.

(a)The Company may withhold from any and all amounts payable under this Agreement such federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)The intent of the parties is that payments and benefits contemplated under this Agreement that are subject to Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder comply with the requirements thereof, and accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.  Executive and the Company hereby agree that Executive’s termination of employment on the Termination Date will constitute a “separation from service” within the meaning of Internal Revenue Code Section 409A. To the extent this Agreement provides for reimbursements of expenses incurred by the Executive or in-kind benefits the provision of which are not exempt from the requirements of Section 409A, the following terms apply with respect to such reimbursements or benefits: (i) the reimbursement of expenses or provision of in-kind benefits will be made or provided only during the period of time specifically provided herein; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) all reimbursements will be made no later than the last day of the calendar year immediately following the calendar year in which the expense was incurred; and (iv) the right to reimbursement or the in-kind benefit will not be subject to liquidation or exchange for another benefit. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In addition, the provisions of the Employment Agreement relating to Internal Revenue Code Section 409A, including Section 5(a)(x) and Schedule 2, are incorporated into this Agreement with full force and effect.

6.Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including Exhibit A attached hereto) constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings between Executive and the Company with respect to the subject matter hereof, whether written or oral.  This Agreement will bind the heirs, personal representatives, successors and assigns of Executive and the Company and inure to the benefit of

Executive, the Company, and Executive’s and its respective heirs, successors and assigns, provided that neither Executive nor the Company may assign rights or obligations hereunder without the express written consent of the other, except that the Company may assign its rights and obligations hereunder to a successor in interest to all or substantially all of the Company’s business, whether by way of merger, acquisition, consolidation or otherwise.  This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.  If Executive should die while any payment or benefit is due to him hereunder, such payment or benefit shall be paid or provided to his estate.

7.Counterparts & Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and together any counterparts shall constitute one and the same instrument.  Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions, and the like) shall be treated as original signatures for purposes of execution of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ULTRA PETROLEUM CORP.

By:     /s/ Wm. Charles Helton

Name:Dr. Wm. Charles Helton

Title:Lead Independent Director and Chairman of the Compensation Committee

Date:23 February 2018

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Accepted and Agreed:

   /s/ Michael D. Watford

Name: Michael D. Watford

Date: 2/23/2018

EXHIBIT A

You should consult with an attorney before signing this release of claims.

Release Agreement

1.In consideration of the payments and benefits (the “Severance Benefits”) set forth in Section 2(a) and Section 2(b) of the Separation and Release Agreement dated as of February 23, 2018 by and between by and between Michael D. Watford (the “Executive”) and ULTRA PETROLEUM CORP. (the “Company”) (the “Separation  Agreement”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party, including without limitation any claim that arises out of, or relates to, (i) the Employment Agreement, effective November 6, 2017 by and between Executive and the Company (the “Employment Agreement”), the Restricted Stock Unit Agreement, dated April 12, 2017, by and between the Executive and the Company, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and/or (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), the Texas Commission on Human Rights Act, TX Labor Code § 21.001 et seq., the Texas Payday Law, TX Labor Code § 61.001 et seq., the Texas Minimum Wage Act, TX Labor Code § 62.001 et seq., and the Texas Communicable Disease Act, TX Health and Safety Code § 81.101 et seq., all as amended, and any similar or analogous state statute, excepting only:

A.	rights of the Executive to the Accrued Amounts, the Severance Payment, the Welfare Benefits, the Equity Acceleration (as all such terms are defined in the

Separation Agreement), the payment of the 2017 bonus and all other rights of the Executive as set forth in the Separation Agreement;
B.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;
C.

claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

D.

rights to indemnification the Executive has or may have under an agreement with any member of the Company Affiliated Group, the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force, including any tail policy.

In addition, nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or the Department of Labor, except that Executive hereby waives his right to any monetary benefits in connection with any such claim, charge or proceeding.  Nothing contained in this Agreement shall be construed to prohibit the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.  For the avoidance of doubt, Executive is not releasing claims with respect to any rights he had upon the Company’s emergence from bankruptcy with respect to his rights to be indemnified or covered under any directors’ and officers’ liability insurance policies, including any tail policies, or to be released from certain claims.  For the avoidance of doubt by executing this Release, the Executive is not forfeiting his common stock ownership in the Company.

2.The Company confirms that as of the date it signs this Release that the board of directors of the Company is not aware of any claim any member of the Company Affiliated Group has or may have against the Executive.

3.Pursuant to 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

4.The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.  The Company acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by the Executive, any such liability being expressly denied.

5.This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses but does not apply to the claims not released by the Executive in Section 1 above.

6.The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

7.As to rights, claims and causes of action arising under ADEA, the Executive acknowledges that he been given a period of twenty-one (21) days to consider whether to execute this Release.  If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under ADEA.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, the Separation Agreement shall terminate and be of no further force and effect, and the Executive shall irrevocably forfeit any right to payment of the Severance Payment, the Welfare Benefits, and the Equity Acceleration (other than $1,000 as consideration for the rights, claims and causes of actions that continue to be waived hereunder and his rights to be indemnified and covered under any applicable directors’ and officers’ liability insurance policies) or any other cash severance, benefits continuation or other post-termination benefits pursuant to the Employment Agreement (other than rights to the Accrued Amounts (as defined in the Separation Agreement) and any rights to be indemnified or covered under any applicable directors’ and officers’ liability insurance policies), but the remainder of the Employment Agreement shall continue in full force.

8.Other than as to rights, claims and causes of action arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

9.The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

10.The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

11.The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

12.The Executive acknowledges that the Severance Payment, the Welfare Benefits, and the Equity Acceleration he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

13.Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

14.This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.  For the avoidance of doubt, this Release does not supersede the Separation Agreement.

15.The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

16.This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes.

17.This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

18.Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Company has executed this Release as of the date written below.

ULTRA PETROLEUM CORP.

By:  __________________________

Name:Dr. Wm. Charles Helton

Title:Lead Independent Director and Chairman of the Compensation Committee

Date:  February 28, 2018

IN WITNESS WHEREOF, the Executive has executed this Release as of the date written below.

Accepted and Agreed:

_____________________________

Name: Michael D. Watford

Date:

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